SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. __)(1)

                              Glyko Biomedical Ltd.
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                                (Name of Issuer)

                           Common Stock, no par value
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                         (Title of Class of Securities)

                                    379904105
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                                 (CUSIP Number)

                                 August 28, 2001
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             (Date of Event Which Requires Filing of this Statement)

      Pascal Moura                        Vanessa Colby
      equity4life AG                      EquityFourLife (Bahamas) Ltd.
      Muhlebachstrasse 54                 P.O. Box N-7768
      8034 Zurich                         Ansbacher House, Bank Lane
      Switzerland                         Nassau, Bahamas
      11-411-265-3970                     242-322-1161

                  (Name & Address & Telephone Number of Person
                Authorized to Receive Notices and Communications)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_| Rule 13d-1(b)

            |X| Rule 13d-1(c)

            |_| Rule 13d-1(d)

----------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 379904105                   13G                      Page 2 of 8 Pages
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    EquityFourLife (Bahamas) Ltd.
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Bahamas
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                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,000,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,000,000
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,000,000
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 379904105                   13G                      Page 3 of 8 Pages
--------------------------------------------------------------------------------
1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    equity4life AG
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3   SEC USE ONLY


--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Switzerland
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER

                       0
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          3,000,000
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             0
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       3,000,000
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    3,000,000
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    8.7%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 379904105                    13G                     Page 4 of 8 Pages


Item 1(a).  Name of Issuer:

            Glyko Biomedical Ltd.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            371 Bel Marin Keys Blvd., Suite 210
            Novato, CA 94949

Item 2(a).  Name of Person Filing:

            EquityFourLife (Bahamas) Ltd.

            equity4life AG

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            EquityFourLife (Bahamas) Ltd.: P.O. Box N-7768, Ansbacher House, Bank Lane, Nassau, Bahamas

            equity4life AG: Muhlebachstrasse 54, 8034 Zurich, Switzerland

Item 2(c).  Citizenship:

            EquityFourLife (Bahamas) Ltd.: Bahamas

            equity4life AG: Switzerland

Item 2(d).  Title of Class of Securities:

            Common Stock, no par value

Item 2(e).  CUSIP Number:

            379904105

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

    (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

    (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) |_| Insurance Company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) |_| Investment Company registered under Section 8 of the Investment Company Act.

    (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

CUSIP No. 379904105                    13G                     Page 5 of 8 Pages


    (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership (As of August 28, 2001)

      (a)   Amount beneficially owned:

            EquityFourLife (Bahamas) Ltd. ("EquityFourLife") owns directly 3,000,000 shares of common stock, no par value (the "Common Stock"), of Glyko Biomedical Ltd. (the "Issuer"), representing a 8.7% beneficial ownership of the shares of Common Stock outstanding.

            EquityFourLife is wholly owned by equity4life AG ("equity4life AG"), a corporation incorporated under Swiss law, which may be deemed to beneficially own the 3,000,000 shares of Common Stock of the Issuer beneficially owned by EquityFourLife.

            The filing of this Schedule 13G by equity4life AG shall not be construed as an admission that equity4life AG is, for purposes of
            Section 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G.

      (b)   Percent of class:

            EquityFourLife beneficially and of record owns 3,000,000 shares of Common Stock of the Issuer, representing 8.7% direct beneficial ownership of the shares of Common Stock outstanding.

            EquityFourLife is wholly owned by equity4life AG which may be deemed to beneficially own the 3,000,000 shares of Common Stock of Issuer beneficially owned by EquityFourLife representing a 8.7% indirect beneficial ownership of the shares of Common Stock outstanding.

            The percentages of ownership are based on the 34,352,823 shares of Common Stock reported outstanding in the Issuer's Form 10-Q, dated November 14, 2001.

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or direct the vote

                  EquityFourLife: 0
                  equity4life AG: 0

CUSIP No. 379904105                    13G                     Page 6 of 8 Pages


            (ii)  Shared power to vote or direct the vote

                  EquityFourLife: 3,000,000
                  equity4life AG: 3,000,000

            (iii) Sole power to dispose or to direct the disposition of

                  EquityFourLife: 0
                  equity4life AG: 0

            (iv)  Shared power to dispose or to direct the disposition of

                  EquityFourLife: 3,000,000
                  equity4life AG: 3,000,000

Item 5.     Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

CUSIP No. 379904105                    13G                     Page 7 of 8 Pages


Item 10.    Certifications.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        November 27, 2001
                                        ----------------------------------------
                                                        (Date)


                                        EQUITYFOURLIFE (BAHAMAS) LTD.

                                        By: /s/ Linsey Leggatt Smith
                                            ------------------------------------
                                        Name: Linsey Leggatt Smith
                                        Title: Director


                                        By: /s/ Pirjo Saurin
                                            ------------------------------------
                                        Name: Pirjo Saurin
                                        Title: Director

CUSIP No. 379904105                    13G                     Page 8 of 8 Pages


Item 10.    Certifications.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect."

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        November 27, 2001
                                        ----------------------------------------
                                                        (Date)


                                        EQUITY4LIFE AG

                                        By: /s/ Balz Merkli
                                            ------------------------------------
                                        Name: Balz Merkli
                                        Title: Director


                                        By: /s/ Pascal Moura
                                            ------------------------------------
                                        Name: Pascal Moura
                                        Title: Partner